As filed with the Securities and Exchange Commission on February 9, 2015

Registration No. 333-176016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wesco Aircraft Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5441563
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

24911 Avenue Stanford

Valencia, California 91355

(Address of Principal Executive Offices)

Wesco Aircraft Holdings, Inc. 2014 Incentive Award Plan.

(Full title of the plan)

John G. Holland

Executive Vice President and Chief Legal Officer

Wesco Aircraft Holdings, Inc.

24911 Avenue Stanford

Valencia, CA 91355

(Name and address of agent for service)

(661) 775-7200

(Telephone number, including area code, of agent for service)

Copies to:

Rachel W. Sheridan
Jason M. Licht
Latham & Watkins LLP
555 11th Street NW
Washington, DC 20004
(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Wesco Aircraft Holdings, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to deregister shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), originally registered pursuant to its Registration Statement on Form S-8 (File No. 333-176016 ) filed with the Securities and Exchange Commission on August 3, 2011 (the “Prior Registrant Statement”) for offer or sale pursuant to the Registrant’s 2011 Equity Incentive Award Plan (the “2011 Plan”). Pursuant to the Prior Registration Statement, the Registrant registered 5,850,000 shares of Common Stock for issuance under the 2011 Plan.

On November 12, 2014, the Board of Directors of the Registrant adopted the Registrant’s 2014 Incentive Award Plan (the “2014 Plan”) and on January 27, 2015, stockholders voted to approve the 2014 Plan, which among other things, authorized the issuance of a total of 5,717,584 shares of Common Stock consisting of 3,000,000 shares being registered for the first time pursuant to the 2014 Plan (the “New Shares”) and 2,717,584  shares (the “Carryover Shares”) that were previously registered pursuant to the Prior Registration Statement and are not subject to outstanding awards under the 2011 Plan. Such Carryover Shares have been carried over to the 2014 Plan and have become available for issuance thereunder. The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effect Amendment No. 1, the Registrant is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the New Shares and the Carryover Shares available for issuance under the 2014 Plan. The registration fee paid for the Carryover Shares under the Prior Registration Statement is carried over to the New Registration Statement.

The Registrant may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister additional shares that are currently subject to outstanding awards under the Prior Plan but that subsequently become available for new awards under the 2014 Plan, and may register such additional shares pursuant to subsequent registration statements.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valencia, State of California, on this 9th day of February, 2015.

WESCO AIRCRAFT HOLDINGS, INC.

By:	/S/ GREGORY A. HANN
Gregory A. Hann Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gregory A. Hann and John G. Holland, and each of them, with full power to act without the other, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ HAL WEINSTEIN	Hal Weinstein	February 9, 2015
Interim Chief Executive Officer

/S/ GREGORY A. HANN	Gregory A. Hann	February 9, 2015
Executive Vice President and Chief Financial Officer

/S/ K. LYNN MACKISON	K. Lynn Mackison	February 9, 2015
Vice President and Global Controller

/S/ RANDY J. SNYDER	Randy J. Snyder	February 9, 2015
Chairman of the Board of Directors

/S/ DAYNE A. BAIRD	Dayne A. Baird	February 9, 2015
Director

/S/ PAUL E. FULCHINO	Paul E. Fulchino	February 9, 2015
Director

/S/ JAY L. HABERLAND	Jay L. Haberland	February 9, 2015
Director

/S/ SCOTT E. KUECHLE	Scott E. Kuechle	February 9, 2015
Director

/S/ ADAM J. PALMER	Adam J. Palmer	February 9, 2015
Director

3

SIGNATURE	TITLE	DATE

/S/ ROBERT D. PAULSON	Robert D. Paulson	February 9, 2015
Director

/S/ JENNIFER M. POLLINO	Jennifer M. Pollino	February 9, 2015
Director

/S/ NORTON A. SCHWARTZ	Norton A. Schwartz	February 9, 2015
Director

4